Exhibit 23.1

December 4, 2002

Virchow, Krause & Company, LLP

7900 Xerxes Avenue South, Suite 2400

Minneapolis, MN 55431

We are providing this letter in connection with your audits of the consolidated balance sheets of Sterion Incorporated and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years then ended for the purpose of expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Sterion Incorporated and subsidiaries (the Company) in conformity with accounting principles generally accepted in the United States of America. We confirm that we are responsible for the fair presentation in the consolidated financial statements of financial position, results of operations, and cash flows in conformity with those accounting principles. We are also responsible for adopting sound accounting policies, establishing and maintaining internal control, and preventing and detecting fraud.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgement of a reasonable person relying on the information would be changed or influenced by the omission or misstatement. An omission or misstatement that is monetarily small in amount could be considered material as a result of qualitative factors. We confirm, to the best of our knowledge and belief, the following representations made to you during your audits.

1.

The consolidated financial statements referred to above are fairly presented in conformity with accounting principles generally accepted in the United States of America.

2.

We have made available to you all:

a.

Financial records and related data.

b. Minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

3.

 There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

4.

There are no material transactions that have not been properly recorded in the accounting records underlying the consolidated financial statements.

Virchow, Krause and Company, LLP

December 4, 2002

5.

We believe the effects of the uncorrected financial statement misstatements summarized in the attached schedule are immaterial, both individually and in the aggregate, to the consolidated financial statements taken as a whole.

1.

There has been no:

a.

Fraud involving management or employees who have significant roles in internal control.

b.

Fraud involving others that could have a material effect on the consolidated financial statements.

2.

The Company has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

3.

The following have been properly recorded or disclosed in the consolidated financial statements:

a.

Related party transactions and related accounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees.

b.

Guarantees, whether written or oral, under which the Company is contingently liable.

4.

There are no estimates that may be subject to a material change in the near term that have not been properly disclosed in the consolidated financial statements. We understand that near term means the period within one year of the date of the consolidated financial statements. In addition, we have no knowledge of concentrations existing at the date of the consolidated financial statements that make the Company vulnerable to the risk of severe impact that have not been properly disclosed in theconsolidated financial statements. We understand that concentrations include individual or group concentrations of customers, suppliers, lenders, products, services, sources of labor or materials, licenses or other rights, or operating areas or markets. We further understand that severe impact means a significantly disruptive effect on the normal functioning of the Company.

5.

There are no:

a.   Violations or possible violations of laws or regulations whose effect should be  considered for disclosure in the consolidated financial statements or as a basis for recording a loss contingency.

a.

Unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5.

b.

 Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by Statement of Financial Accounting Standards No. 5.

1.

The Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets nor has any asset been pledged, except as made known to you and disclosed in the notes to the consolidated financial statements.

2.

We have complied with all aspects of contractual agreements that would have a material effect on the consolidated financial statements in the event of noncompliance.

3.

Provision has been made to reduce excess of obsolete inventories to their estimated net realizable value.

Virchow, Krause and Company, LLP

December 4, 2002

14.

We have accurately calculated labor and overhead rates to properly value work in process and finished goods inventories as of September 30, 2002.

15.

We have accurately disclosed all stock options that have been granted through September 30, 2002. In addition, we have disclosed the grant dates and grant prices for these stock options. Capital stock and warrants have been properly disclosed.

No events have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to, or disclosure in, the consolidated financial statements.

/s/ Ken Brimmer

Ken Brimmer, Chairman of the Board

/s/ Mark Buckrey

Mark Buckrey, Chief Financial Officer

/s/ Allan Anderson

Allan Anderson, Audit Committee Representative